PROSPECTUS Dated August 26, 2003                    Pricing Supplement No. 16 to
PROSPECTUS SUPPLEMENT                      Registration Statement No. 333-106789
Dated August 26, 2003                                    Dated November 21, 2003
                                                                  Rule 424(b)(3)

                                Morgan Stanley

                       GLOBAL MEDIUM-TERM NOTES, SERIES D
                  Euro Fixed Rate Senior Bearer Notes Due 2011

                        --------------------------------

     We, Morgan Stanley, may not redeem these Global Medium-Term Notes, Series D (Euro Fixed Rate Senior Bearer Notes Due 2011) prior to the maturity date other than under the circumstances described under "Description of Notes--Tax Redemption" in the accompanying prospectus supplement.

     We will issue the notes only in bearer form, which form is further described under "Description of Notes--Forms of Notes" in the accompanying prospectus supplement. You may not exchange notes in bearer form at any time for notes in registered form.

     We will apply to the UK Listing Authority for the notes to be admitted to the Official List of the UK Listing Authority and to the London Stock Exchange plc for the notes to be admitted to trading on the London Stock Exchange.

     We describe the basic features of this type of note in the section called "Description of Notes--Floating Rate Notes" in the accompanying prospectus supplement, subject to and as modified by the provisions described below.

Principal Amount:         (Euro) 500,000,000

Maturity Date:            January 14, 2011

Settlement Date
  (Original Issue Date):  November 26, 2003

Interest Accrual Date:    November 26, 2003

Issue Price:              99.31%

Agents' Discounts and
  Commissions:            .40%

Specified Currency:       Euro

Redemption Percentage
  at Maturity:            100%

Initial Redemption
  Percentage:             N/A

Annual Redemption
  Percentage Reduction:   N/A

Optional Repayment
  Date(s):                N/A

Maximum Interest Rate:    N/A

Minimum Interest Rate:    N/A

Interest Rate:            4.375% per annum (calculated
                          on an actual/actual basis, as
                          described under "Calculation of
                          Interest" below)

Interest Payment Dates:   Each January 14, commencing
                          January 14, 2004; provided that
                          if any such day (including the
                          maturity date) is not a business
                          day, that interest payment will be
                          made on the next succeeding
                          business day; provided further
                          that no adjustment will be made
                          to any interest payment made on
                          that succeeding business day.
                          There will be a short first coupon
                          from and including the interest
                          accrual date to but excluding
                          January 14, 2004.

Interest Payment Period:  Annual

Denominations:            Euro 1,000, 10,000 and 100,000

Business Day:             New York, London and TARGET

Common Code:              18148234

ISIN:                     XS0181482349

Other Provisions:         See below

                                                       (continued on next page)


     Terms not defined above have the meanings given to those terms in the accompanying prospectus supplement.

                                 MORGAN STANLEY
COMMERZBANK SECURITIES                                              DANSKE BANK
HSBC                                                                  WESTLB AG

     Calculation of Interest. The actual/actual day-count fraction applied to calculate the amount of interest payable in respect of each note will be the number of days in the relevant period from and including the most recent interest payment date (or, if none, the interest accrual date) to but excluding the relevant payment date divided by the number of days in the corresponding reference period within which the relevant payment date falls. "reference period" means each period from and including a reference date to but excluding the next reference date; provided that for the initial interest payment the reference period will commence on and include the first reference date prior to the interest accrual date and end on but exclude the first reference date falling after such date. "reference date" means January 14 in each year.

Plan of Distribution:

     On November 21, 2003, we agreed to sell to the managers listed in this pricing supplement, and they severally agreed to purchase, the principal amount of notes set forth opposite their respective names below at a net price of 98.91%, which we refer to as the "purchase price." The purchase price equals the stated issue price of 99.31% less a combined management and underwriting commission of 0.40% of the principal amount of these notes.

                                                          Principal Amount of
                   Name                                           Notes
                   ----                                   -------------------
Morgan Stanley & Co. International Limited...............  (Euro) 480,000,000
Commerzbank Aktiengesellschaft...........................           5,000,000
Danske Bank A/S..........................................           5,000,000
HSBC Bank plc............................................           5,000,000
WestLB AG................................................           5,000,000
                                                                  -----------
           Total                                           (Euro) 500,000,000
                                                           ==================


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